Exhibit 10.6

FORM OF AMENDED, RESTATED AND CONSOLIDATED FUEL DISTRIBUTION AGREEMENT

THIS AMENDED, RESTATED AND CONSOLIDATED FUEL DISTRIBUTION AGREEMENT (this “Agreement”) made and entered into on                , 2017 (the “Effective Date”) between GPM PETROLEUM, LLC, a Delaware limited liability company (“Supplier”), having its principal place of business at 8565 Magellan Parkway, Suite 400, Richmond, Virginia 23227 and GPM INVESTMENTS, LLC, a Delaware limited liability company (collectively, with all of its respective divisions, subsidiaries or affiliates, other than the General Partner and the Partnership, each as defined below, the “Purchaser”), having its principal place of business at 8565 Magellan Parkway, Suite 400, Richmond, Virginia 23227.

Supplier is a subsidiary of GPM Petroleum LP (the “Partnership”). The Partnership, GPM Petroleum GP LLC, the general partner of the Partnership (the “General Partner”), and the Purchaser have entered into that certain Amended and Restated Omnibus Agreement of even date herewith (the “A&R Omnibus Agreement”) in which the Partnership and Purchaser agree to enter into the GPM Distribution Contract for the exclusive right and obligation of the Partnership to distribute motor fuels sold by Purchaser. This Agreement shall serve as the GPM Distribution Contract under which Supplier shall perform the obligations of the Partnership.

WITNESSETH

Supplier is engaged in the sale and distribution of branded and unbranded gasoline (all grades), diesel fuel, ethanol, biodiesel and kerosene (the “Product”). Purchaser desires Supplier to be the exclusive supplier of the Product for (i) the convenience stores selling gasoline operated by Purchaser and its subsidiaries on the date hereof (the “Existing Stations”), and all other convenience stores selling gasoline acquired or built by Purchaser after the date hereof and added from time to time to a location schedule in the form attached hereto and incorporated by this reference (the “Schedule”) (such acquired or built locations, collectively with the Existing Stations, the “Stations”) and (ii) the independent and lessee dealers and consignment locations supplied by Purchaser on the date hereof (the “Existing Repurchaser Locations”), and all other independent and lessee dealers and consignment locations supplied by Purchaser after the date hereof and added to the Schedule from time to time (collectively with the Existing Repurchaser Locations, the “Repurchaser Locations”). Purchaser desires to purchase the Product from Supplier, and Supplier desires to sell the Product to Purchaser, subject to the terms and provisions of this Agreement.

In consideration of the mutual promises herein contained, Supplier agrees to sell and Purchaser agrees to purchase, receive and pay for Product of the kind and in the quantities and under the terms and conditions specifically set forth below.

1.    Exclusive Supplier.

(a)    For ten (10) years from the date hereof with respect to all Existing Stations and all Existing Repurchaser Locations, and during the term of the Schedule for all other Stations and Repurchaser Locations (the “Applicable Supply Term”), (i) Supplier shall be the exclusive supplier of the Product (i) to be sold from the Stations, and Purchaser shall sell from the Stations only the Product supplied by Supplier, subject to Section 2(c) and (ii) Supplier shall be the exclusive supplier of the Product to be sold to Purchaser for resale by the Purchaser to the Repurchaser Locations, subject to Section 2(c). Supplier hereby agrees to supply Purchaser with such grades and quantities of the Product as Purchaser shall order, excepting interruptions covered in Section 11.

(b)    Purchaser expressly covenants and agrees that, during the Applicable Supply Term and except as otherwise provided herein, Purchaser will not obtain Product for the Stations or for sale to the Repurchaser Locations from any source other than Supplier and will not deliver Product purchased hereunder to any location other than the Stations or to the Repurchaser Locations. In the event of a breach of the foregoing covenant, in addition to any other right or remedy afforded to Supplier under this Agreement or under any applicable law, statute or regulation, (i) Supplier and Purchaser acknowledge and agree that it would be extremely difficult to accurately determine the amount of damages suffered by Supplier as a result of such breach and (ii) Purchaser further agrees that money damages may not be a sufficient remedy for any breach of the foregoing covenant, and that Supplier also shall be entitled to seek specific performance, injunctive relief or other equitable relief as a remedy for any such breach without the necessity of posting a bond or other security, except as may be expressly mandated under any applicable federal or state statute. Each of the foregoing remedies shall be in addition to and not in lieu of or at the exclusion of any and all other remedies available to Supplier under this Agreement or at law or equity.

(c)    A Station shall be automatically removed from this Agreement in the event that (i) Purchaser closes such Station, (ii) Purchaser’s lease for such Station terminates or expires for any reason or (iii) Purchaser sells such location to a third party who is not an affiliate of Purchaser and Purchaser has not entered into an agreement to supply Product to such Station; provided that, in the case of this Section 1(c)(iii), consent of the Supplier is required to remove such Station from this Agreement unless (x) Purchaser has agreed to substitute one or more locations as Stations(s) which will require the supply of no less than equivalent volume of Product within six months of such sale or (y) such sale does not cause the decrease in the aggregate volume of Product sold at Stations under this Agreement (such volume of Product with respect to each sold Station to be calculated as of the prior full 12 month period preceding such sale) to exceed 10% of the aggregate volume of Product sold by Supplier under this Agreement during the full 12 month period preceding the sale in question. A Repurchaser Location shall be automatically removed from this Agreement in the event that the Purchaser ceases to supply the Repurchaser Location with Product due to the termination or expiration of the Purchaser’s supply agreement or other arrangement with such Repurchaser Location.

(d)    This Agreement may be amended from time to time by adding additional Stations or Repurchaser Locations to the Schedule or removing or substituting Stations or Repurchaser Locations from the Schedule. Such revised schedules executed by an authorized representative of Supplier and by an authorized representative of Purchaser shall become a part of this Agreement.

2.    Volume Commitments.

(a)    During the Applicable Supply Period, unless this Agreement is terminated by Purchaser per Section 10, the quantity of Product covered by this Agreement shall be all of Purchaser’s requirements for the Stations and for sale to the Repurchaser Locations.

(b)    Notwithstanding the foregoing, during any period of this Agreement for which the amount of any such Product that Supplier is required to supply to Purchaser is prescribed by government rules, regulations or orders, the quantity of such Product to be supplied by Supplier to Purchaser covered hereby shall be the quantity so prescribed instead of the quantity described in Section 2(a) above.

(c)    In the event that Supplier is unable to distribute all motor fuel volumes that Purchaser desires to purchase from the Supplier, Purchaser may purchase from third parties its requirements of any motor fuel volumes in excess of the amounts of such motor fuel supplied by the Supplier.

3.    Delivery and Risk of Loss. Deliveries of Product shall be made at Purchaser’s sole expense f.o.b. at the terminals or other delivery points selected by Purchaser. If any of the Stations are operated by Repurchaser Locations on a non-consignment basis, Purchaser shall arrange for transportation of Product and title to, and risk of loss of, all Product delivered at a terminal shall pass from Supplier to Purchaser when such Product is loaded on the transport trucks of Purchaser or Purchaser’s common carrier. If the Product is being delivered by Supplier to Purchaser directly or through Supplier’s hired common carrier, which shall occur in all cases in which Purchaser operates a Station or sells Product at such Repurchaser Location on a consignment basis, then title to, and risk of loss of, all Product delivered at the Stations or Repurchaser Location shall pass from Supplier to Purchaser when such Product is placed in the tank at the Stations or Repurchaser Location. Additionally, if Products are delivered through Supplier’s common carrier, in addition to the Product costs set forth in Section 4 below, Purchaser shall pay to Supplier the actual cost of freight to the Stations or Repurchaser Location after all discounts and rebates are applied, with such payment due to Supplier in accordance with Section 5. Purchaser shall strictly comply with all applicable rules and regulations of terminals and facilities at which Purchaser receives Product from Supplier. Notwithstanding the foregoing, Purchaser and Supplier may agree that Product delivered at the Stations operated by Purchaser and located in the state of Delaware (“GPM Consignment Locations”) shall be delivered through Supplier’s hired common carrier to GPM Consignment Locations on a consignment basis (where the Supplier, as consignor, holds title to the Product at Consignment Locations until it is sold to the retail customers however risk of loss will pass to Purchaser when such Product is placed in the tank at the GPM Consignment Locations). It is understood and agreed that legal title of all proceeds from any and all sales of Product at GPM Consignment Locations, and all inventory of Product at GPM Consignment Locations shall at all times be vested solely in Supplier and held in trust by Purchaser for the sole benefit of Supplier. To the extent there are any GPM Consignment Locations, such Stations shall be denoted as such on the Schedule.

4.    Product Cost. Except with respect to Product delivered on a consignment basis to GPM Consignment Locations (if any), Purchaser shall pay Supplier the Rack Price, as hereinafter defined, for its purchases of the Product, plus (i) all applicable taxes, fees and governmental surcharges, and (ii) four and one-half cents ($0.045) per gallon. The term “Rack Price” shall mean the posted rack price of the branded fuel supplier or unbranded seller of such Product, as applicable, in effect at the terminal of origin for its wholesalers as of the time and date of delivery to Purchaser. Purchaser shall retain and be entitled to (x) any prompt payment discounts and (y) all other discounts or rebates for all Stations, as offered by the branded fuel supplier (or any unbranded supplier) and earned by Supplier or any other discounts allowed by law and Supplier shall make its payments to its suppliers in a manner that maximizes such discounts and rebates; it being understood that Purchaser’s ability to receive such discounts and rebates was material in Purchaser’s agreement to agree to the payment terms herein. All prices charged by Supplier are subject to the provisions of applicable law. It is agreed that any duty, tax, fee or other charge which Supplier may be required to collect or pay under any municipal, state, federal or other laws now in effect or hereafter enacted with respect to the production, manufacture, inspection, transportation, storage, sale, delivery or use of the Product covered by this Agreement shall be added to the prices to be paid by Purchaser for Product purchased hereunder. With respect to Product sold on a consignment basis at GPM Consignment Locations, for each gallon of Product sold at such GPM Consignment Location, Purchaser shall pay Supplier the Weighted Average Cost, plus (i) all applicable taxes, fees and governmental surcharges, and (ii) four and one-half cents ($0.045) per gallon. As used herein, “Weighted Average Cost” means the weighted average Rack Price for the fuel in the ground at the applicable GPM Consignment Location as of the previous business day, as determined each morning.

5.    Credit, Payment and Credit Cards.

(a)    With respect to all amounts owed to Supplier hereunder, Purchaser shall pay Supplier via electronic funds transfers (“EFT”), which EFTs shall be activated by Supplier in accordance with this Section 5(a):

(i)    Except as provided in Section 5(a)(ii), Purchaser shall pay all amounts due to Supplier, including the amounts due in accordance with Sections 3 and 4 [on the dates set forth in the Schedule / based on the credit terms set by Supplier in its reasonable discretion]. Any EFT will be activated by Supplier on the bank and account designated by Purchaser. The amount drafted will be the total charges due and payable by Purchaser for the Product and the applicable freight.

(ii)    Purchaser shall also pay for taxes and any other charges and fees associated with the sales of the Product, with such payment to be made by EFT at such times as to be concurrent with Supplier’s applicable payment due date for such taxes (which the parties agree may be on a deferred payment date if permitted by the applicable jurisdiction) or other charges and fees.

(iii)    Any money owed by Purchaser to Supplier after the due date shall bear interest at the rate of the lesser of 1% per month (12% annual percentage rate) or the maximum interest rate permitted by law.

(b)    All bills and statements rendered to Purchaser by Supplier during any month shall conclusively be presumed to be true and correct after sixty (60) days following the end of any such month, unless within such sixty (60) day period Purchaser delivers to Supplier written exception thereto setting forth the item or items questioned and the basis therefor. Time is of the essence in Purchaser’s complying with this provision. Notwithstanding the foregoing, Purchaser hereby acknowledges and agrees that, with respect to deliveries made at any terminal to Purchaser’s transport trucks or common carrier, the amount of Product purchased as stated by the terminal shall be deemed to be accurate.

(c)    Unless restricted by a Product brand, Purchaser may arrange for its own credit card processing. If any of the Product sold at a Station is branded, Purchaser shall be bound by all of the terms and conditions of any branded fuel supplier’s credit card guide, as amended from time to time, including but not limited to the requirement to accept and honor for processing all credit cards identified in such credit card guide. To the extent Supplier receives credit card receipts for the Stations, Supplier shall, subject to Section 5(e), remit such receipts to Purchaser via EFT on a daily basis; provided that, Purchaser shall be solely responsible for credit sales tickets not evidencing deliveries of products or services authorized by the credit card guide, those which are not completed in accordance with the requirements thereof and other chargebacks and in such event, the value of such credit sales tickets shall immediately become due and owing to Supplier and may be deducted from subsequent EFTs of credit card receipts from Supplier to Purchaser. Purchaser and Supplier agree that all credit card sales at the Stations shall be made pursuant to the branded fuel supplier’s required point of sale system for processing credit cards and Purchaser shall bear the expense of the credit card fees for such sales.

(d)    Purchaser hereby represents and warrants to Supplier that the sale of petroleum and other products at the Stations is and will be in compliance with the Payment Card Industry (“PCI”) data security standards, as such standards are in effect from time to time. Purchaser hereby agrees to indemnify and hold harmless Supplier from any breach of such PCI standards by Purchaser during the term of this Agreement.

(e)    Supplier shall have the right, but not the obligation, to offset any indebtedness owed by Supplier to Purchaser against any indebtedness owed by Purchaser to Supplier, whether arising from the receipt of credit card proceeds or otherwise.

6.    Marketing and Advertising; Handling of the Product; Maintenance.

(a)    Purchaser agrees to market the Product under the brands, trade names and trademarks established for the Product, and not to sell the petroleum products of other branded fuel suppliers at any Station or Repurchaser Location during the Applicable Supply Term, except as permitted hereby. Purchaser agrees that Purchaser shall maintain the Stations in strict compliance with each applicable brand’s image standards, as such standards are changed from time to time during the Applicable Supply Term. Purchaser acknowledges that such trademarks are owned by or used by the applicable branded fuel supplier, which retains the right, subject to requirements of law, to withdraw these from Purchaser at any time notwithstanding any request or demand by Supplier to the contrary. Subject to the approval of the applicable branded fuel suppliers, Supplier grants to Purchaser the non-exclusive right to use such Supplier’s proprietary marks in connection with the advertising, marketing, and resale of the branded Product purchased from Supplier under this Agreement. Purchaser agrees that, with respect to any Station where it sells branded Product, petroleum products of other branded suppliers or unbranded products will not be sold by Purchaser at such Station under the applicable branded supplier’s proprietary marks.

(b)    Purchaser shall be responsible for the handling and marketing, including all point of sale materials, of the Product, including charges therefor, and shall comply with all requirements of any governmental agency and the branded fuel supplier with respect thereto. Purchaser shall not allow or permit any Product sold hereunder to be mislabeled, misbranded or contaminated by mixture or adulteration with any other motor fuel, if applicable, or with any other material. This includes contamination by water. Supplier shall not be liable, nor shall Supplier reimburse any customer of Purchaser for any damages, repairs or losses that result from contaminated gasoline dispensed into a vehicle by Purchaser or Purchaser’s agents, representatives, or employees. Purchaser covenants and agrees that all petroleum products to be sold at the Stations or for resale to the Repurchaser Locations will be provided by Supplier hereunder, and no petroleum products to be sold at the Stations or for resale to the Repurchaser Locations will be provided by any other supplier.

(c)    Purchaser is solely responsible for all exterior maintenance and all interior maintenance at the Stations, including, without limitation, the maintenance and replacement of the underground storage tanks, subsurface systems, dispensing equipment and consoles and all other equipment associated with the sale of the Product at the Stations, the maintenance of the lights on the canopy and identification sign effect.

7.    Branding; Rebranding; Amortization of Costs of Improvements.

(a)    Subject to Purchaser’s approval, Supplier shall have the right to substitute the current branded fuel supplier trademarks for trademarks owned or controlled by any other major fuel supplier. In the event of such substitution at the request of Supplier, Supplier undertakes to arrange for and bear the cost, if any, of the replacement of such signs, symbols, and similar indicia which must be replaced as a consequence of such substitution and any other cost or expense related to such substitution and Supplier shall bear any penalties or costs, including, but not limited to, image repayment or recapture obligation as the result of debranding such Station (all of the foregoing, collectively “Supplier-Initiated Rebranding Costs”).

(b)    Purchaser may at any time request to substitute the current branded fuel supplier trademarks for trademarks owned or controlled by any other major fuel supplier or to become unbranded at any Station. In the event of such substitution at the request of Purchaser, Purchaser undertakes to arrange for and bear the cost, if any, of the replacement of such signs, symbols, and similar indicia which must be replaced as a consequence of such substitution and any other cost or expense related to such substitution and Purchaser shall bear any penalties or costs, including, but not limited to, image repayment or recapture obligation as the result of debranding such Station.

(c)    Upon termination, nonrenewal, or expiration of this Agreement or prior thereto upon demand by a branded supplier, Purchaser’s right to use the proprietary marks of such branded fuel supplier will terminate, and Purchaser shall discontinue the posting, mounting, display or other use of such branded fuel supplier’s proprietary marks. In the event that Purchaser fails to do so to the satisfaction of such branded supplier or Supplier, subject to applicable law, the branded fuel supplier and Supplier (i) shall have the right to cause any and all signage, placards, and other displays bearing the proprietary marks to be removed from the Stations; and (ii) shall have the right to use any means necessary to remove, cover or obliterate the proprietary marks, including entry to the Stations to do so. In the event the branded fuel supplier or Supplier take any such action hereunder, Purchaser shall bear all costs and expenses thereof, including without limitation the costs of removing, obliterating, or covering the proprietary marks.

(d)    Purchaser shall be entitled to all rebranding and image enhancement incentives, bonuses and other payments including, but not limited to, incentives related to (i) the conversion of retail sites into branded sites, (ii) the demolition of retail sites and (iii) the construction of branded sites (collectively with clauses (i) and (ii), “Branding Costs”) offered by any branded fuel supplier. Purchaser shall repay to Supplier, upon written demand of Supplier, (i) any unamortized Branding Costs, (ii) any unamortized renewal incentive reimbursements, including, but not limited to, payments made pursuant to (x) any promissory notes issued by Supplier to a branded fuel supplier, (iii) any penalties pertaining to the failure to meet image requirements and guidelines, including, but not limited to, attorney’s fees and (iv) any costs related to signage removal and site de-branding other than Supplier-Initiated Rebranding Costs, including, but not limited to, attorney’s fees. Supplier shall maintain records indicating the total amount due and owing from Purchaser with respect hereto and shall, upon written request by Purchaser, provide Purchaser with copies of such records.

8.    Environmental Matters.

(a)    Purchaser hereby represents and warrants that it is and its Repurchaser Locations are and will at all times be in compliance with all requirements imposed by any law, rule, regulation, or order of any federal, state or local executive, legislative, judicial, regulatory or administrative agency, board or authority in effect and applicable to the Stations and the operation of Purchaser’s and the independent dealer’s business at the Stations or Repurchaser Locations which relate to (i) pollution or protection of the air, surface water, ground water or land; (ii) solid, gaseous or liquid waste generation, treatment, storage, disposal or transportation; (iii) exposure to hazardous or toxic substances; and (iv) regulation of the manufacture, processing, distribution in commerce, use, or storage of chemical substances.

(b)    If any Product spill, leak or release occurs at the Stations or Repurchaser Locations in connection with Purchaser’s or the independent dealer’s operation thereof or otherwise, or if any representation and warranty in Section 8(a) should cease to become true at any time during the term of the Agreement, Purchaser shall immediately (i) notify the appropriate governmental authorities, (ii) take such action as required by the governmental authority having jurisdiction, to clean up the spill, leak or release or other contamination and prevent further damage and (iii) notify Supplier of such actions. If Supplier incurs any loss due to the environmental condition of the Stations or the environmental damage caused by Purchaser or any independent dealer’s in the operation of their business (including natural resources damages, penalties for noncompliance or costs incurred in complying with environmental laws), Purchaser shall pay Supplier on demand the amount of any such losses and costs. This remedy is in addition to Supplier’s other remedies and indemnities under this Agreement or at law. Notwithstanding the foregoing, if any spill, leak or release occurs at a Repurchaser Location that is owned by Supplier and leased to a dealer, Purchaser shall not be responsible for such spill, leak or release, unless such spill, leak or release was caused by the negligence of Purchaser.

(c)    Purchaser shall be responsible for compliance with all regulations relating to inventory controls maintenance of all underground storage tanks, and Purchaser shall measure the inventory of all underground storage tanks daily by tank sticking (on a per grade basis) or other industry-accepted measurement technique, and reconcile the measured inventory with meter readings daily. Purchaser shall keep a daily log of all underground storage tank inventory readings at the Stations and all other government mandated environmental records. All such records and logs shall be available for inspection by Supplier at any reasonable time.

9.    Indemnification. Purchaser hereby covenants and agrees to indemnify, hold harmless, save and defend Supplier and its officers, directors, shareholders, employees, agents, representatives, affiliates and their respective successors and assigns from and against any claim, cause of action, loss, damage, liability, cost or expense, including, without limitation, reasonable attorney’s fees and expenses, made against or incurred by Supplier as a result of (i) the negligent or willful misconduct of Purchaser, any independent dealer, or any of their respective employees or agents, in connection with the handling, storage or sale of the Product on or from the Stations, (ii) any violation by Purchaser, any independent dealer, or any of their respective employees or agents, of any law, rule, regulation or ordinance now existing or hereinafter enacted, promulgated or modified with respect to the hauling, handling, storage or sale of the Product, including any environmental contamination, (iii) any defects in the equipment used by Purchaser or any independent dealer with respect to the transporting, storage, handling or dispensing of the Product, or (iv) any breach, default, violation, misrepresentation or breach of warranty by Purchaser in or under this Agreement or any other agreement or instrument executed by Purchaser in connection with this Agreement or the transactions contemplated herein; provided that the foregoing indemnification obligations in subsections (i) – (iii) shall not apply at Repurchaser Locations owned by Supplier and leased to a dealer, unless Purchaser engaged in such conduct, breach or violation, or caused such defect.

10.    Term. This Agreement shall be in effect for a term beginning on the Effective Date and ending on the tenth (10th) anniversary thereof with respect to the Existing Stations and the Existing Repurchaser Locations, and the term set forth on a schedule with respect to all other Stations and Repurchaser Locations added to this Agreement after the date hereof, unless otherwise terminated by Purchaser or Supplier as provided herein.

11.    Force Majeure.

(a)    Notwithstanding anything to the contrary in this Agreement, in the event that either party hereto is hindered, delayed or prevented by “force majeure” in the performance of this Agreement, the obligation of the party so affected shall be suspended and proportionally abated during the continuance of the force majeure condition and the party so affected shall not be liable in damages or otherwise for its failure to perform. The term “force majeure” as used herein shall mean any cause whatsoever beyond the control of either party hereto, including, but not limited to (i) act of God, flood, fire, explosion, war, riot, strike and other labor disturbance; (ii) failure in, or inability to obtain on reasonable terms, raw materials, finished products, transportation facilities, storage facilities and/or manufacturing facilities; (iii) diminution, nonexistence or redirection of supplies as a result of compliance by the branded fuel supplier, voluntary or otherwise, with any request, order, requisition or necessity of the government or any governmental officer, agent or representative purporting to act under authority, or with any governmental or industry rationing, allocation or supply program; and (iv) the branded fuel supplier’s inability to meet the demand for its products at the branded fuel supplier’s normal and usual source points for supplying Supplier, regardless of the branded fuel supplier’s reasoning for its inability to meet the demand for its products, including whether the branded fuel supplier may have been forced to divert certain supplies from such source points in order to alleviate shortages at other distribution points.

(b)    Notwithstanding anything to the contrary in this Agreement, if, for any reason, any branded fuel supplier is unable to supply the requirements of all of its customers of any Product and such supply constriction affects Supplier, Supplier’s obligation while such condition exists shall, at its option, be reduced to the extent necessary in its sole judgment and discretion to apportion fairly and reasonably among Supplier’s customers the amount of product which it is able to supply. Purchaser shall not hold Supplier responsible in any manner for any losses or damages which either party may claim as a result of any such apportionment. Supplier shall not be required to make up any deficiency in any Product not delivered as a result of any such apportionment.

(c)    Nothing in this Section 11 shall excuse Purchaser from making payment when due for purchases made under the Agreement.

12.    Inspection of Records; Audit. Purchaser acknowledges that Supplier shall have a right to inspect Purchaser’s operation of its business and the operation of the motor fuel dispensing business for each Station and Repurchaser Location, and in particular shall have a right to verify that Purchaser is complying with all its contractual obligations contained in this Agreement and is complying with all federal, state and local laws and regulations pertaining to environmental protection and trademark use. In order to verify that Purchaser is complying with all its contractual obligations and all environmental laws and trademark laws, Purchaser hereby agrees, and shall cause each independent dealer to agree, that Supplier may enter Purchaser’s places of business, including the Stations and Repurchaser Locations, for purposes of conducting an inspection and audit. As part of any inspection and audit, Supplier shall be allowed to review all records including, but not limited to, all records of purchases, deliveries, sales and inventory reconciliation. Supplier may, at any reasonable time and without prior notice, conduct a walk through and visual inspection of the Stations.

13.    Relationship of the Parties. Purchaser is an independent organization with the exclusive right to direct and control its business operations, including the establishment of the prices at which products and merchandise are sold at the Stations, subject to applicable laws and regulations.

14.    Waiver; Jurisdiction; etc. The failure of either party to require strict performance by the other party hereunder, or any course of dealing between the parties hereto, shall not be deemed a waiver of any of the terms or conditions of this Agreement or of any right or remedy available to either party at law or in equity. Purchaser and Supplier covenant and agree that this Agreement shall be interpreted and enforced in accordance with the laws of the Commonwealth of Virginia, without regard to its choice of law rules. This Agreement shall not be amended or modified, and no waiver of any provision hereof shall be effective, unless set forth in a written instrument duly executed by the parties hereto. It is hereby agreed to and understood by the parties to this

Agreement that if Supplier obtains a judgment against Purchaser for breach of any provisions hereof, Supplier’s contract damages include all attorney’s fees and other litigation expenses incurred by Supplier in obtaining such judgment. This Agreement shall be binding upon, and inure to the benefit of, Supplier and Purchaser and their respective successors, assigns and legal representatives. THE PARTIES HERETO SHALL AND THEY HEREBY DO WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, AS WELL AS THE PRIOR AGREEMENT.

15.    Laws. Purchaser recognizes that it is handling hazardous substances and agrees that in receiving, storing, handling, offering for sale, selling, delivering for use, exchanging in trade or using itself Product purchased from Supplier, Purchaser and its Repurchaser Locations will in all respects exercise the strictest care required by law and that it will comply with any and all applicable federal, state and local laws, ordinances, as exist now or hereinafter come into force, including, but not limited to, those governing dispensing equipment, pollution, the maximum sulfur content of fuel, the maximum reid vapor pressure of motor fuel, the oxygen content of motor fuel, the dying requirements for diesel fuel, the maximum lead content of motor fuel and the labeling of pump stands and dispensers of motor fuel, the use and labeling of product containers, the use, maintenance and labeling of product storage tanks, the prevention of spills, leaks, venting or other improper escape from product containers or storage tanks, and the method of cleanup or disposal of product which has leaked, spilled, vented or otherwise improperly escaped from containers or storage tanks. PURCHASER WILL DEFEND, INDEMNIFY AND HOLD SELLER, ITS SUCCESSORS AND ASSIGNS, HARMLESS AGAINST ALL LOSSES, CLAIMS, CAUSES OF ACTION, PENALTIES, FINES, LIABILITIES, ATTORNEYS’ FEES AND INTEREST ARISING OUT OF PURCHASER’S FAILURE TO COMPLY WITH THE PRECEDING SENTENCE, and such failure by Purchaser shall entitle Supplier to cancel this Agreement immediately as it applies to the Product affected by such failure or other products which require the same standard of care.

16.    Price Regulation. Notwithstanding any other provision of this Agreement, if any state or local law, rule, regulation, or order (a) regulating the price at which Product to be sold hereunder may be sold or (b) limiting the discretion of Supplier to determine to whom it will sell such Product, becomes effective during the term of this Agreement in any state in which such Product is to be sold hereunder, Supplier shall have the right to terminate this Agreement immediately.

17.    Notices. Any notice required hereunder shall be in writing and shall be hand delivered, sent by registered or certified mail or sent by overnight delivery service. The notice addresses of Supplier and Purchaser shall be their respective principal place of business as specified herein, or such other place as a party shall specify in writing to the other. Any such notices shall take effect upon hand delivery, delivery by overnight delivery service or three (3) days after the mailing thereof, as applicable.

18.    Termination.

(a)    This Agreement shall be terminated upon expiration of the term stated in Section 10 or as otherwise provided herein;

(b)    This Agreement may be terminated by Supplier:

(i)    if Purchaser becomes insolvent or commits an act of bankruptcy or takes advantage of any law for the benefit of debtors or Purchaser’s creditors, or if a receiver is appointed for Purchaser;

(ii)    if Purchaser fails to perform, satisfy or discharge any term, covenant, agreement, condition, warranty, obligation or duty set forth in this Agreement and such failure continues for thirty (30) days after written notice is provided by Supplier;

(iii)    under the circumstances described as causes for termination by Supplier in Section 16;

(iv)    if Purchaser engages in fraud or criminal misconduct relevant to the operation of the business of the Purchaser;

(v)    if possession of the Stations by Purchaser is interrupted by act of any government or agency thereof; or

(vi)    if there occurs any other circumstance under which termination of a franchise is permitted under the provisions of the Petroleum Marketing Practices Act (P.L. 95-297).

(c)    This Agreement may be terminated by Purchaser:

(i)    if Supplier becomes insolvent or commits an act of bankruptcy or takes advantage of any law for the benefit of debtors or Supplier’s creditors, or if a receiver is appointed for Purchaser;

(ii)    if Supplier fails to perform, satisfy or discharge any term, covenant, agreement, condition, warranty, obligation or duty set forth in this Agreement and such failure continues for thirty (30) days after written notice is provided by Purchaser;

(iii)    if Supplier engages in fraud or criminal misconduct relevant to the operation of the business of the Supplier; or

(iv)    if Purchaser and its affiliates no longer own or supply fuel to any of the Stations or Repurchaser Locations.

(d)    Any termination of this Agreement by Supplier shall be accompanied by such notice from Supplier as may be required by law.

(e)    Termination of this Agreement by either party for any reason shall not relieve the parties of any obligation theretofore accrued under this Agreement.

19.    Sale or Assignment. Neither party shall assign their rights or delegate their duties under this Agreement, in whole or in part, without first receiving written consent from the other party hereto, which consent shall not be unreasonably withheld. Notwithstanding the foregoing,

Supplier shall be entitled to assign this Agreement in full to the Partnership or any wholly-owned subsidiary of the Partnership without the prior written consent of Purchaser by providing notice to Purchaser.

20.    Compliance with Laws; Severability of Provisions. Both parties expressly agree that it is the intention of neither party to violate statutory or common law and that if any section, sentence, paragraph, clause or combination of same is in violation of any law, such sections, sentences, paragraphs, clauses or combination of same shall be inoperative and the remainder of this Agreement shall remain binding upon the parties hereto unless in the judgment of either party hereto, the remaining portions hereof are inadequate to properly define the rights and obligations of the parties, in which event such party shall have the right, upon making such determination, to thereafter terminate this Agreement upon written notice to the other.

21.    Warranties; Limitation of Liability.

(a)    Supplier warrants that the Product supplied hereunder will conform to the promises and affirmations of fact made in its supplier’s current technical literature and printed advertisements, if any, related specifically to such product(s) and that it will convey good title to the product(s) supplied hereunder, free of all liens. THE FOREGOING WARRANTIES ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER WARRANTIES, WHETHER WRITTEN, ORAL OR IMPLIED. THE WARRANTY OF MERCHANTABILITY AND WARRANTY OF FITNESS FOR PARTICULAR PURPOSE ARE EXPRESSLY EXCLUDED AND DISCLAIMED.

(b)    SUPPLIER SHALL NOT BE LIABLE FOR ANY INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES INCLUDING ANY LOSS OF PROFIT, EVEN IF SUPPLIER IS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

22.    Entire Agreement; Amendment and Restatement. This writing is intended by the parties to be a final, complete and exclusive statement of their agreement about the matters covered herein. THERE ARE NO ORAL UNDERSTANDINGS, REPRESENTATIONS OR WARRANTIES AFFECTING IT. This Agreement contains the entire agreement between the parties relating to the matters addressed herein and the transactions contemplated hereunder and supersedes all prior and contemporaneous negotiations, undertakings and agreements, whether written or oral, between the parties. Without limiting the foregoing, this Agreement amends, restates, consolidates, and replaces, the Amended and Restated Fuel Distribution Agreement dated August 1, 2016 between Supplier and GPM Investments, LLC; the Fuel Distribution Agreement dated January 12, 2016 between Supplier and GPM Midwest, LLC; the Fuel Distribution Agreement dated January 12, 2016 among Supplier, Colonial Pantry Holdings, LLC and Village Pantry LLC dated January 12, 2016; the Fuel Distribution Agreement dated February 10, 2016 between Supplier and GPM Midwest 18, LLC; the Fuel Distribution Agreement dated March 1, 2016 between Supplier and GPM Apple, LLC; the Fuel Distribution Agreement dated November 15, 2016 between Supplier and Admiral Petroleum Company; and the Fuel Distribution Agreement dated April 4, 2017 between Supplier and Mountain Empire Oil Company. No amendment or alterations to this Agreement shall have any effect unless made in writing and signed by an authorized representative of Supplier and by an authorized representative of Purchaser.

23.    Operating Standards. Purchaser shall conduct the operation of its business described hereunder in a clean and safe manner and shall otherwise conduct no business which could interfere with Supplier’s sale or supply of Product or damage the goodwill of Supplier. Without limiting the foregoing, Purchaser shall fully comply with the standards of any branded fuel supplier at any Station which bears such brand.

24.    Waivers. This Agreement or any modification thereof shall not be binding upon Supplier until signed on its behalf by an authorized representative of Supplier. Commencement of performance hereunder prior to signing as above stipulated in no case shall be construed as a waiver by Supplier of this requirement.

25.    Attorney’s Fees. It is hereby agreed to and understood by the parties to this Agreement that if either party obtains a judgment against the other party for breach of any provisions hereof, the judgment holder’s contract damages include all attorney’s fees and other litigation expenses incurred by such judgment holder in obtaining such judgment. For the avoidance of doubt, in the event that both parties are determined to be prevailing parties as to different claims comprising the same cause of action, each party shall be entitled to recover its respective attorneys’ fees that relate to the specific claim or claims as to which such party was the prevailing party.

26.    Nature of Agreement/No Third-Party Beneficiary.

(a)    In consideration of the granting and execution of this Agreement, it is agreed that there shall be no contractual obligation to extend or renew the period or terms of this Agreement in any way, and the parties agree that this Agreement shall not be considered or deemed to be any form of “joint venture” or “partnership” at the Stations of Purchaser or elsewhere. This Agreement shall bind the executors, administrators, personal representatives, assigns, and successors of the respective parties.

(b)    This Agreement is personal to the Purchaser and is intended for the sole use and benefit of Supplier and Purchaser. Nothing contained herein shall be deemed, interpreted, or construed to create, or express any intent to create, third-party beneficiary rights in favor of any person or entity, except for any indemnified party (or other person entitled to be indemnified pursuant to this Agreement), and Supplier and Purchaser specifically state and agree that no such intent exists.

27.    Insurance. Purchaser shall obtain comprehensive general liability insurance covering operations and premises, complete operations and products liability and contractual liability, all with limits reasonably required by Supplier and consistent with past practice. The insurance will name Supplier, its officers, members, managers, and successors, assignees, subsidiaries and affiliates as an additional insured, and Purchaser shall furnish Supplier with certificates of such insurance which provide that coverage will not be canceled or materially changed prior to thirty (30) days’ advance written notice to Supplier.

28.    Non-Exclusive Territory. Nothing in this Agreement grants Purchaser an exclusive territory to market and resell any petroleum products. Supplier reserves the right to market and sell, and authorize others to market and sell, petroleum products in any manner Supplier chooses, including through its own retail outlets or through designated wholesalers or other retailers.

29.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original hereof, but all of which, together, shall constitute a single agreement.

30.    Successors and Assigns. This Agreement binds and benefits Purchaser and Supplier and their respective permitted successors and assigns.

31.    Accord. The parties have discussed the provisions of this Agreement and find them fair and mutually satisfactory and further agree that in all respects the provisions are reasonable and of material significance to the relationship of the parties hereunder.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

GPM PETROLEUM, LLC

By:		By:
Name:	Arie Kotler	Name:	Don Bassell
Title:	Chairman, Chief Executive Officer	Title:	Chief Financial Officer
and President

GPM INVESTMENTS, LLC

By:		By:
Name:	Arie Kotler	Name:	Don Bassell
Title:	Chief Executive Officer	Title:	Chief Financial Officer

[Signature Page to Fuel Distribution Agreement]

FORM OF SCHEDULE

(for Stations and Repurchaser Locations added after the Effective Date)

Applicable Purchaser Entity	Location Address	Station or Repurchaser Location	Payment Terms from Date of Supplier Invoice	Expiration Date

Schedule - 1